Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

Janet M. Bawcom (“Executive”) and Ingredion Incorporated (“Ingredion” or the “Company”) (collectively, the “Parties”) hereby enter into this Separation Agreement and General Release (“Agreement”) and agree as follows:

1. Executive hereby voluntarily resigns from her position as Senior Vice President, General Counsel, Corporate Secretary, and Chief Compliance Officer, and from any and all officer and other positions that she currently or subsequently holds with Ingredion or any of its affiliates, subsidiaries, or benefit plans, in each case, effective as of the close of business on July 1, 2021 (such date referred to herein as the “Separation Date”), unless the Separation Date is accelerated pursuant to Section 2(e) below. The Company hereby accepts such resignations.

2. Subject to the remainder of this Agreement, and provided that Executive signs and returns this Agreement to the Company within twenty-one (21) days after her receipt of it, does not revoke this Agreement pursuant to Section 12 below, and complies with its terms:

a. Executive shall reasonably cooperate with the Company in transitioning her duties and responsibilities to such person or persons as are designated by the Company. Executive agrees that she has not disclosed (other than to members of Executive’s immediate family and Executive’s attorneys, financial advisors, and accountants)) and will not disclose (internally or externally) that she has tendered her resignation from the Company prior to the Company’s formal announcement of her departure. The Company agrees to consult with Executive in the wording of its internal and external announcement of Executive’s departure, including a mutually agreed timeline for such announcements. If the Parties are unable to agree on such timeline, the timing of any internal and external announcement shall be at the Company’s sole discretion. Nothing in this paragraph shall be construed to prohibit the Company from complying with any reporting obligation.

b. Provided that Executive remains in compliance with this Agreement:

(i) Executive shall be entitled to a special severance payment in the gross amount of $502,500 (less required and authorized withholding and deductions);

(ii) Executive shall be entitled to a special payment representing a pro rata portion of Executive’s target cash incentive bonus under the Company’s Annual Incentive Plan with respect to calendar year 2021 in the gross amount of $163,312 (less required and authorized withholding and deductions);

(iii) in lieu of vesting in any of the Ingredion restricted stock units granted to Executive on April 15, 2019, Executive shall be entitled to a special payment in the gross amount of $500,000 (less required and authorized withholding and deductions);

(iv) if Executive timely elects to receive continued coverage under the Company’s group health care plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the full cost of the applicable premium payments for Executive’s and her eligible dependents’ (if any) continued COBRA coverage under such plan (as in effect or amended from time to time) (the “COBRA Subsidy”) for the twelve (12) month period following the Separation Date (such period referred to as the “COBRA Subsidy Period”). Executive shall promptly inform the Company in writing when she obtains or becomes eligible for any such other health care coverage. Executive shall be responsible for the full unsubsidized costs of such COBRA coverage after the COBRA Subsidy Period. Executive will be deemed to receive income attributable to the COBRA Subsidy and shall be responsible for any and all applicable tax liability arising from such benefit; and

(v) Executive shall be entitled to timely reimbursement of legal fees incurred by Executive in seeking to obtain legal advice in connection with her separation from the Company and the negotiation of this Agreement, provided such amount shall not exceed $15,000.

c. As provided for in more detail in Section 6, below, the Company acknowledges and agrees that it is waiving its rights, if any, for (1) reimbursement of any “covered expenses,” as that terms is defined in the Relocation Expense Repayment Agreement executed by Executive on February 1, 2019, and (2) reimbursement of the sign-on bonus made pursuant to the Employee Sign-On Agreement executed by Executive on February 1, 2019.

d. Subject to the terms of this Agreement, the payment in Section 2(b)(i) shall be paid in a lump sum and the payment in Section 2(b)(iii) shall be paid in equal installments over one year, in each case beginning on the first regularly scheduled payroll date following the date by which Executive has signed and returned this Agreement and the revocation period set forth in Section 12 of this Agreement has passed (without any revocation by her), and the payment in Section 2(b)(ii) shall be paid at the same time in 2022 as the Company pays 2021 bonuses to eligible executives. Executive understands and agrees that she would not otherwise be entitled to the benefits in this Section 2 if she did not sign this Agreement (without revoking it). Executive also understands and agrees that her execution of this Agreement (without revoking it) is among the conditions precedent to the Company’s obligation to provide the payments and benefits under this Section 2.

3. Regardless of whether she signs this Agreement, Executive also will receive any earned and unpaid salary through the Separation Date and the four (4) weeks’ vacation pay, minus any vacation time used in 2021 no later than July     , 2021. Except as set forth in this Agreement or as otherwise required by applicable law, Executive’s participation in and rights under any Company employee benefit plans and programs (including, without limitation, with respect to any equity awards) will be governed by the terms and conditions of those plans and programs, which plans, programs, terms, and conditions may be amended, modified, suspended, or terminated by the Company at any time for any or no reason to the extent permitted by law. Executive agrees that the Company and the other Released Parties do not owe her, and she will not receive, any other amounts, including, without limitation, any salary, bonus, severance, profit-sharing or incentive compensation of any kind, notice or severance pay, equity-based compensation, or other payments or benefits of any kind (including, without limitation, under the Executive Severance Agreement made between Executive and the Company on the 15th day of April 2019 (the “Executive Severance Agreement”), any other severance agreement, or any company plan or severance policy). Prior to the Separation Date (or earlier if requested by the Company), Executive will return to the Company all documents and the following property of the Company and the other Released Parties: laptop with power cord, access badge, parking access card and Company credit card.

4. “Released Parties” as used in this Agreement includes: (a) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities, and (b) each of the foregoing entities’ and persons’ past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, members, associates, agents, employees, and attorneys, and (c) the predecessors, successors, and assigns of each of the foregoing persons and entities.

5. Executive, and anyone claiming through Executive or on her behalf, hereby waive and release the Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that Executive now has or has ever had against the Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which Executive signs this Agreement. Without limiting the generality of the foregoing, the claims waived and released by Executive hereunder include, but are not limited to:

a. all claims arising out of or related in any way to Executive’s employment, compensation (including, without limitation, under the Executive Severance Agreement, any other severance agreement, or any company plan or severance policy), other terms and conditions of employment, or termination from employment;

b. all claims that were or could have been asserted by Executive or on her behalf: (i) in any federal, state, or local court, commission, or agency; and (ii) under any common law theory (including, without limitation, all claims for breach of contract (oral, written, or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort, or other common law claim of any kind); and

c. all claims that were or could have been asserted by Executive or on her behalf under: (i) the Age Discrimination in Employment Act, as amended; and (ii)] any other federal, state, local, employment, services, or other law, regulation, ordinance, constitutional provision, executive order, or other source of law, including, without limitation, under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964,

42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Illinois Human Rights Act, the Illinois Equal Pay Act, and the Chicago and Cook County Human Rights Ordinances.

Notwithstanding the foregoing, the releases and waivers in this Section 5 shall not apply to any claim for unemployment or workers’ compensation, or a claim that by law is non-waivable. Executive confirms that she has not filed any legal or other proceeding(s) against any of the Released Parties (subject to Section 14 below), is the sole owner of the claims released herein, has not transferred any such claims to anyone else, and has the full right to grant the releases and agreements in this Agreement. Except as expressly provided in this Agreement, Executive acknowledges and agrees that she is not entitled to and will not receive any other compensation, payments, benefits, or recovery of any kind from the Company or the other Released Parties, including, without limitation, any bonus, severance, equity, or other payments or any amounts under the Executive Severance Agreement, any other severance agreement, or any company plan or severance policy. In the event Executive initiates any further proceedings based upon any released matter, none of the Released Parties shall have any further monetary or other obligation of any kind to Executive, and Executive hereby waives any such monetary or other recovery.

6. In exchange for Executive’s representations and promises in this Agreement, the Company, with the exception stated herein, hereby waives and releases the Executive with respect to any and all claims, whether currently known or unknown, that the Company now or has ever had against Executive arising from or relating to any act, omission, or thing occurring or existing at any time prior to or on the date on which the Company signs this Agreement with the exception of any claim arising out of material misconduct by Executive (including, without limitation, theft, fraud, or violation of any fiduciary obligations Executive owes to the Company), or breach of this Agreement. The Company’s release of Executive specifically includes claims or an alleged breach of, or claim for reimbursement relating to, the Relocation Expense Repayment Agreement or Employee Sign-On Agreement between Executive and the Company.

7. Pursuant to the By-laws of the Company and the April 15, 2019 “Indemnification Agreement” between the Company and Executive, Executive’s rights and the Company’s obligations related to indemnification shall continue and are not waived or superseded following the Separation Agreement.

8. [RESERVED]

9. Executive hereby acknowledges that, by virtue of her unique relationship with the Company, Executive has had and will continue to have access to Confidential Information (as defined below) and unique and comprehensive familiarity with the Company and its business, which Executive would not have otherwise had but for her employment with the Company, and which the Executive acknowledges are valuable assets of the Company and its affiliates. Accordingly, in consideration of the promises and agreements of the Company as provided in this Agreement, Executive agrees to undertake the following obligations, which she acknowledges are reasonably designed to protect the legitimate business interests of the Company and its affiliates, without unreasonably restricting her post-employment opportunities:

a. Executive shall not, for a period through and including July 1, 2031, make use of or disclose, directly or indirectly, any trade secret or other nonpublic information of the Company or of any of its subsidiaries, including, without limitation: nonpublic financial information of strategic importance; information regarding personnel, compensation, or legal strategies, programs, or other matters; forecasting, marketing, sales, operations, and other similar business plans; competitive pricing information and strategies; acquisition, investment, or divestiture prospects, plans, and activities; research and development strategies and plans; patented or unpatented inventions; nonpublic information regarding Company employees or the business relationship between the Company and customers and/or suppliers, including information which Executive knows to be the subject of a confidentiality agreement with an employee, customer, or supplier; and/or information concerning major capital investments or other purchases of significant equipment or property (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information does not include information that: (i) becomes a matter of public record or is published in a newspaper, magazine, or periodical on the internet, or in any other media available to the general public, other than as a result of any breach of this Agreement by Executive, or (ii) is provided to Executive by an independent third party after the Separation Date, without that third party breaching confidentiality obligations to the

Company or its affiliates, or (iii) is required to be disclosed by any law, regulation, or order of any court or regulatory commission, department, or agency, provided that (subject to Section 14 below) Executive gives prompt notice of such requirement to the Company (unless prohibited by law) to enable the Company to seek an appropriate protective order.

b. Executive agrees that for a period through and including July 1, 2022 (“Restricted Period”), she shall not provide non legal services as an employee of or consultant to any other corporation or enterprise, engage or be engaged, or assist any other person, firm, corporation, or enterprise in engaging or being engaged, in any business relationship with any individual or entity anywhere in the world that develops, produces, manufactures, sells, or distributes starch, sweeteners, or plant-based products produced or marketed by Ingredion as of the date hereof, or that could be used as a substitute for such products; and specifically including, but not limited to, the following entities that manufacture such or similar products: ADM, Bunge, Cargill, Roquette, Avebe, and Tate & Lyle, including joint ventures, subsidiaries, or divisions thereof or any entity that succeeds to the relevant business or with an individual or entity that competes with the business of Kerr Concentrates in the United States as that business exists on the date of this Agreement. Notwithstanding any provision to the contrary, it shall not be a violation of this Agreement for Executive to be or become the registered or beneficial owner of less than 5% of any class of securities listed on any stock exchange, in any business or corporation which is included in the scope of this Section 9(b).

c. Executive further agrees that during the Restricted Period, she shall not, directly or indirectly, on her own behalf or on the behalf of any third party, solicit, hire, or recruit employees of the Company or any of its subsidiaries on her own behalf or on the behalf of any third party, or induce or encourage employees, consultants, or independent contractors to end their relationship with the Company or any of its subsidiaries.

d. Executive acknowledges and agrees that the provisions in this Section 9 are, reasonable, necessary, and appropriate to protect the Company’s and its affiliates’ legitimate business interests. The Parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of this Section 9 were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled to seek, in addition to other rights and remedies existing in their favor, an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without limiting any other rights or remedies of the Company or its affiliates). Executive further agrees that, notwithstanding any other provision herein, and without limiting the foregoing provisions of this Section 9(d), in the event the Company files an action for an alleged violation of any provision of this Agreement in a court of competent jurisdiction, the remainder of the Agreement shall remain in effect except that the Company may discontinue any remaining payment(s) set forth in Section 2 until a final determination has been made by the court of competent jurisdiction as to the Parties’ respective rights and obligations under this Agreement. In the event the court of competent jurisdiction determines that Executive did not violate any provision of this Agreement, the Company shall promptly pay to Executive (but in no event later than seven (7) calendar days following the date on which the decision becomes final and no longer subject to appeal) any and all remaining payments due to Executive in a single lump sum payment, with interest. In the event the court of competent jurisdiction determines that Executive violated any provision of this Agreement, each of the restrictions set forth in this Section 9 shall be extended by the time period that Executive was in breach, Executive shall promptly repay to the Company (but in no event later than seven (7) calendar days following the date on which the decision becomes final and no longer subject to appeal) any and all amounts paid to Executive under Section 2(c), with interest, and Executive shall not be eligible for any remaining payments under this Agreement, with the exception of $10,000.00, which Executive agrees is sufficient consideration to support the release and waiver in Section 5 of this Agreement. Any interest awarded under this Section 9 shall be calculated at the then current prime interest rate, as reported in The Wall Street Journal, Midwest Edition.

e. Executive agrees to inform the Company of any offer of employment or consulting engagement she accepts during the Non-Compete Period, within three (3) business days after receiving such offer. If, prior to the expiration of the Non-Compete Period, Executive would like to become employed by or otherwise participate in any business or other activity that she believes may violate the restrictive covenants, Executive may request that the Company waive or limit its rights under the restrictive covenants as they pertain to the particular opportunity. Executive will provide her request to the Company’s Senior Vice President and Chief Human Resources Officer in writing and will provide sufficient detail of the particular opportunity to allow the Company to evaluate her request.

The Company agrees that it will use reasonable efforts to respond to any request within ten (10) business days, but failure to do so shall not be deemed a waiver. Nothing in this Section 9(e) prevents Executive from accepting employment or otherwise participating in any business or other activity that would not be a violation of the restrictive covenants.

f. The Parties agree that in the event any of the prohibitions or restrictions set forth in this Section 9 are found by a court of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the Parties that any such prohibitions or restrictions be deemed modified or limited so that, as modified or limited, such prohibitions or restrictions may be enforced to the fullest extent possible.

10. Executive shall refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Company or any of the other Released Parties (subject to Section 14 below), provided that nothing herein shall prohibit Executive from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law. The Company shall instruct the Executive Officers of the Company (for as long as they respectively remain employed by the Company) to refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of Executive, provided that nothing herein shall prohibit the Executive Officers of the Company from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law. For purposes of this paragraph, the term “Executive Officers” shall refer to those individuals who are Section 16 reporting officers of the Company as of the date Executive executes this Agreement. Executive agrees that she has no present or future right to employment with the Company or any of the other Released Parties (defined above) and will not apply for employment or engagement with any of them.

11. Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Released Parties that any of them violated any law, breached any obligation, or otherwise engaged in any improper or illegal conduct with respect to Executive or otherwise. The Released Parties expressly deny any such illegal or wrongful conduct.

12. EXECUTIVE UNDERSTANDS AND AGREES THAT: (A) THIS IS THE FULL AND FINAL RELEASE OF ALL CLAIMS AGAINST THE RELEASED PARTIES THROUGH THE DATE SHE SIGNS THIS AGREEMENT; (B) SHE KNOWINGLY AND VOLUNTARILY RELEASES CLAIMS HEREUNDER FOR VALUABLE CONSIDERATION; (C) SHE HEREBY IS AND HAS BEEN ADVISED OF HER RIGHT TO HAVE HER ATTORNEY REVIEW THIS AGREEMENT BEFORE SIGNING IT; (D) SHE HAS TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO SIGN THIS AGREEMENT; AND (E) SHE MAY, AT HER SOLE OPTION, REVOKE THIS AGREEMENT UPON WRITTEN NOTICE DELIVERED TO INGREDION INCORPORATED, ATTN: SENIOR VICE PRESIDENT AND CHIEF HUMAN RESOURCES OFFICER, 5 WESTBROOK CORPORATE CENTER, WESTCHESTER, ILLINOIS 60154, WITHIN SEVEN (7) DAYS AFTER SIGNING IT. THIS AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THIS SEVEN (7) DAY PERIOD HAS EXPIRED AND WILL BE VOID IF EXECUTIVE REVOKES IT WITHIN SUCH PERIOD. EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO THE TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

13. Following the Separation Date, and except as otherwise provided in Section 14, Executive shall cooperate fully in any administrative, investigative, litigation, or other legal matter(s) that may arise or have arisen involving the Company or any of the other Released Parties and which in any way relate to or involve Executive’s employment with, or duties for, the Company, provided there is no conflict between Executive’s legal interest and those of the Company in the reasonable judgement of Executive’s legal counsel. Executive’s obligation to cooperate hereunder shall include, without limitation, meeting and conferring with such persons at such times and in such places as the Company and the other Released Parties may reasonably require, and giving truthful evidence and truthful testimony and executing and delivering to the Company and any of the other Released Parties any truthful papers reasonably requested by any of them. If Executive’s assistance requires significant time commitments, the Company will pay Executive a rate of $500 per hour for significant time spent at the request of the Chief Executive Officer or the Senior Vice President and Chief Human Resources Officer. In this regard, significant time commitments mean commitments that require Executive’s physical presence or participation for more than two (2)

consecutive hours. However, routine, casual communications such as brief, mutually convenient telephone calls of short duration will not be compensated. Executive shall also provide reasonable cooperation in connection with transitioning other legal matters that may arise during the one-year period after her Separation Date. Executive shall be reimbursed for reasonable actual out-of-pocket expenses that Executive incurs in rendering cooperation after the Separation Date pursuant to this Section 13, other than expenses of a minimal nature such as for domestic telephone calls.

14. Notwithstanding anything to the contrary herein, this Agreement does not prohibit either party, where applicable, from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or statements or other disclosures to a federal, state or local governmental or regulatory entity, in each case without having to disclose any such conduct to the other party, or from responding if properly subpoenaed or otherwise required to do so under applicable law. Nothing in this Agreement shall limit Executive’s ability to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. To the extent permitted by law, Executive agrees that if any claim is made based on any matter released herein, Executive hereby waives, and agrees that Executive shall not be entitled to recover and the Released Parties shall not be liable for, any further monetary or other relief arising out of or related to any such matter, for any actual or alleged personal injury or damages to Executive, including without limitation any costs, expenses and attorneys’ fees incurred by or on behalf of Executive (it being understood, however, that this Agreement does not limit Executive’s right to receive an award from a governmental or regulatory entity for information provided to such an entity, and not as compensation for actual or alleged personal injury or damages to Executive).

13. All notices, requests, or other communications provided for in this Agreement shall be made, in writing, if to the Company, to the Company’s Senior Vice President and Chief Human Resources Officer, Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154, and if to Executive, to Executive’s last home address on file with the Company. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered by overnight courier, or (b) sent by email.

14. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under applicable law or rule in any jurisdiction (after any appropriate modification or limitation pursuant to Section 9(f)), such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of any other provision of this Agreement or the validity, legality, or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein

15. This Agreement shall be enforceable by Executive and her heirs, executors, administrators, and legal representatives, and by the Company and its successors and assigns. This Agreement may be assigned or transferred by the Company to, and shall inure to the benefit of, any affiliate of the Company or any person that at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock, or business of the Company or of any discrete portion thereof.

16. This Agreement embodies the entire agreement of the Parties regarding the matters described herein and supersedes any and all prior and/or contemporaneous agreements, oral or written, between the Parties regarding such matters, provided that nothing in this Agreement shall limit or release Executive from any other obligation regarding confidentiality, intellectual or other property, that Executive has or may have to the Company or any of its affiliates. Executive confirms that, in executing this Agreement, she is not relying upon, and has not relied upon, any representation or statement not set forth in this Agreement made by the Company or any of its affiliates or their respective employees or representatives with respect to the matters set forth herein.

17. This Agreement is governed by the internal laws of the State of Illinois, and may be modified only by a writing signed by all Parties (subject to Section 9(f) above). Sections 4 through 19 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of Executive’s employment.

18. It is intended that any amounts payable under this Agreement will be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (pursuant to exemptions for short-term deferrals, severance, and other items) or comply with Section 409A of the Code and the treasury regulations relating thereto, and this Agreement shall be interpreted and construed accordingly. Each payment hereunder shall be treated as a separate payment for purposes of Section 409A. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee” as of the date of Executive’s “separation from service,” each as defined in Section 409A of the Code, then to the extent any amount payable to Executive (a) constitutes the payment of nonqualified deferred compensation within the meaning of Section 409A of the Code, (b) is payable upon Executive’s separation from service, and (c) under the terms of this Agreement would be payable prior to the six (6) month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (i) the first day of the seventh month following Executive’s separation from service or (ii) the date of the Executive’s death. Any reimbursement payable to Executive pursuant to this Agreement shall in no event be paid later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefit to be provided during any other calendar year. The right to reimbursement or to an in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

19. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

JANET M. BAWCOM		INGREDION INCORPORATED

	/s/ Janet M. Bawcom	By:	/s/ Elizabeth Adefioye
Elizabeth Adefioye
Senior Vice President and Chief Human Resources Officer
Date:	June 25, 2021	Date:	June 25, 2021